UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form SD
SPECIALIZED DISCLOSURE REPORT
Coeur Mining, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-8641	82-0109423
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
200 South Wacker Drive
Suite 2100
Chicago, Illinois 60606
(Address of Principal Executive Offices)
Thomas S. Whelan, Senior Vice President and Chief Financial Officer (Principal Financial Officer)
(312) 489-5800
(Name and telephone number, including area code, of person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed:
☐     Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1, 2024 to December 31, 2024.
☑     Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2024.

SECTION 1 - CONFLICT MINERALS DISCLOSURE
Item 1.01. Conflict Minerals Disclosure and Report
Not applicable
Item 1.02 Exhibit
Not applicable
SECTION 2 - RESOURCE EXTRACTION ISSUER DISCLOSURE
Item 2.01. Resource Extraction Issuer Disclosure Report
Disclosure of payments by resource extraction issuers.
The payment disclosure required by this Form is included as Exhibit 99.1 to this Form SD.
SECTION 3 - EXHIBITS
Item 3.01. Exhibits
The following exhibit is filed as part of this report.

Exhibit No.	Description
2.01	Interactive Data File (Form SD for the year ended December 31, 2024 filed in XBRL)
99.1	Resource Extraction Payment Report as required by Item 2.01 of this Form

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COEUR MINING, INC.
(Registrant)

Dated	September 26, 2025	/s/ Thomas S. Whelan
THOMAS S. WHELAN
Senior Vice President and Chief Financial Officer (Principal Financial Officer)